PRIVACY POLICY

Privacy is important to us. We recognize that when you choose to provide us with confidential information about your clients, patients and your business, you trust us to act in a responsible and ethical manner. Such information helps us and our partners improve the services and opportunities available to our users. This privacy policy explains what types of information about your business we collect when you visit our Web site. As PRMA grows and we offer more services as well as partner with more companies to enhance the service, this policy will change, so please check back periodically for updates.

In addition to the services generally available on the PRMA Web site, we offer a business-to-business e-commerce exchange designed for businesses called Ebiznet. Members of Ebiznet are subject to this policy and special provisions applicable to Ebiznet as stated herein. Our Web Site contains links to other Web Sites operated by third parties. PRMA is not responsible for the privacy practices or policies of such third party Web Sites.

For any questions or concerns regarding this policy, please email subscriber@peerreviewboard.com or call us at 561-347-1178 Monday - Friday, 10a.m. - 5 p.m. Eastern time.

Overview on the Information We Collect

In your registration to become a subscriber, you hereby understand that the Service is designed for legal, insurance and healthcare businesses, both large and small. The Service is not intended for use by individual consumers. The information we request on the Service is business information. Please do not provide us with personal contact information that is not related to your business (for example, home address or email address). Any personal individual information you provide on the Service will be treated as information that identifies your business.

Registration Information

Businesses register in order to obtain consulting information and conduct transactions through the Service. Through our online registration process, we may collect a variety of information about your business, which may include (among other things) the company name and type, the name of the agents registering on behalf of the company, business address, phone number, email address, Login ID, Member Name and password. We may also request and collect other information regarding the agent's identification, business and account from time to time.

Financial Information

PRMA may require users to supply company information (and in some cases individual information regarding owners, agents or officers of the company), financial information such as credit card numbers, other credit information, social security numbers, tax ID numbers and other business and financial information.

Remember, PRMA only collects business information. If individual information is provided in connection with the Service, we will assume it is, and treat it as, business information.

Usage and Transaction Tracking
Whether or not your company registers for the Service, while you are on our Web site, we automatically track information related to use of the Service. This information may include (among other things) URL tracking data, user's browser data, user's IP address, files downloaded or viewed by the user and user's path through the Web site. We may also track usage through cookies. A cookie is a small data file written to a user's hard drive. Cookies may be used to (among other things) allow automated login and may contain information such as a Login ID or other information about preferences or Internet use.

We may save information sent or posted to the Service for a reasonable period of time. We may collect correspondence sent to us, such as emails or letters.

Polls, Ads, Surveys and Questionnaires
From time to time, we may survey our users or use other means to question them, for the purpose of determining user satisfaction with the Service and investigating whether we can improve or enhance the Service in any way.

Registration Information, Usage and Tracking Information and Financial Information (excluding Login ID and password) are sometimes referred to herein as "User Information."

How PRMA Uses Information Collected
PRMA may use User Information to improve our marketing and promotional efforts (including, but not limited to, directly marketing goods and services that you list on the Service to third parties), to statistically analyze usage of the Service, to improve our content and product offerings and to customize the Service's content and layout.

We may also apply User Information as a means of delivering news (including promotions for our products or services) that may be of interest to you or your business. We may use your company's information to deliver data that, in some cases, is targeted to your or your businesses' interests, such as targeted banners, new services and promotions. In doing so, we may combine information we have collected about your business with other information obtained from our business partners or acquired from public or private databases, and use and disclose such combined information in the same manner and for the same purposes as we use the information collected through your business' use of the Services. We may use email addresses, mailing addresses or phone numbers to contact users regarding administrative matters, customer service, billing, collections and the like.

We may use information we maintain about users, and other information we obtain from current and past activities of users on the Service, for fraud detection, credit risk management, dispute resolution, problem troubleshooting, and enforcement of our User Agreement and other terms and conditions of the Service.

We may use the contents of emails sent to us regarding the Service for the purposes of promoting the Service.

Disclosure to Third Parties
PRMA may disclose User Information in the aggregate to advertisers or other third

parties for marketing, promotional or other purposes. We may also share User Information that is not aggregated with our business partners and service providers. Service providers are companies that assist PRMA in providing the Service to your business, and it is necessary for them to access User Information in order to provide your business with the Service. Service providers assist in (among other things) processing data, clearing financial transactions and maintaining inventory levels on the site. Our business partners are third parties that assist PRMA in offering your business products and services that PRMA believes may be useful to you or your business. For example, we may work with business partners to offer services such as lines of credit, shipping, escrow and the like, which may be useful to you or your business and other users. Business partners (but not service providers) may use User Information for marketing, advertising or other purposes, subject to their own privacy policies.

Security
To prevent unauthorized access, maintain data accuracy, and ensure the correct use of information, PRMA has put in place appropriate physical, electronic, and managerial procedures to safeguard and secure the information we collect online. PRMA uses security measures to safeguard the confidentiality of personally identifiable information, such as firewalls and Secure Socket Layers ("SSL"). User Information collected by PRMA is stored on secured servers. However, "perfect security" does not exist on the Internet.

Changing Information
After registration, a user will be able to review and correct or update the following Member Information:
Email address;
Address, city, state, ZIP Code, country, phone number(s) and fax number;
Password; and Credit card information, if supplied.
If any of the above information is changed, PRMA may keep track of and maintain copies of prior information as well as the new information, but is not obligated to do so.

Opt-Out Policy
PRMA gives users certain options regarding the use of the contact information provided. As a user, you may choose not to be notified of services and offers from PRMA. You may also request that your User Information not be given to our business partners for the purpose of contacting you regarding their products and services. Since it is necessary for PRMA to use service providers in order to provide the Service to your business, you cannot prevent PRMA from providing User Information to its service providers. Also, since it is necessary for PRMA to communicate with its Members, you cannot opt-out of PRMA' use of User Information in order to contact you regarding administrative matters, customer service, billing, collections and the like.

Other Sites and Third Parties
Our policy only addresses the use and disclosure of information we collect. PRMA does not control and is not responsible for the privacy practices of other sites or third parties to whom you may link from our site.

General
PRMA cooperates with law enforcement agencies in identifying those who use our Web site or our Services for illegal activities. Therefore, PRMA responds to subpoenas, warrants or other court orders regarding information concerning any users. We will, at our discretion, disclose information if we believe we are required to do so by law, believe that such disclosure is necessary to protect us from legal liability or believe we should do so to protect someone's safety or the integrity of the Service.

This Privacy Policy is subject to the terms of the applicable PRMA Terms and Conditions. PRMA reserves the right to change this Privacy Policy. Any changes to this policy will be posted to this page as soon as reasonably possible. Therefore, please check this page periodically. Use of the PRMA site constitutes consent to any policies then in effect